Exhibit 10.53

EXECUTION

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 11th day of February, 2010, by and between 125 MIDDLESEX TURNPIKE, LLC, a Delaware limited liability company (“Landlord”), and GSI GROUP CORPORATION, a Michigan corporation (“Tenant”).

Reference is hereby made to that certain Lease dated as of November 2, 2007 (the “Lease”) by and between Landlord and Tenant, pursuant to which Tenant is currently leasing from Landlord a certain parcel of land with the building located thereon commonly known as 125 Middlesex Turnpike, Bedford, Massachusetts, as more particularly described in the Lease (the “Premises”); and

WHEREAS Landlord and Tenant have agreed to amend certain terms of the Lease, all as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration this day paid, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, the parties mutually agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2. Effective Date. The effective date of this Amendment (the “Effective Date”) shall be the date upon which Tenant’s Plan Approval (as defined below) has been obtained from the Court (as defined below).

3. Lease Term. Section 1.1 of the Lease is hereby amended to provide that the Initial Term of the Lease shall expire on the last day of the month in which occurs the third (3rd) anniversary of the Effective Date.

4. Landlord’s Option to Terminate. Landlord shall have the option, exercisable in its sole and exclusive discretion subject to the terms set forth herein, to terminate the Lease prior to the scheduled expiration of the Lease Term. Landlord’s option to terminate shall be exercised, if at all, by Landlord’s delivery to Tenant of a written notice of termination (the “Termination Notice”) setting forth the new date on which the Term of the Lease shall expire (the “Early Termination Date”), which date shall be (a) no less than nine (9) months after the date of the Termination Notice, and (b) in any event, no earlier than June 1, 2011. In such event, the Term of the Lease shall expire on the Early Termination Date, all Rent and other charges due under the Lease shall be apportioned as of the Early Termination Date, and all terms and conditions of this Lease and Tenant’s obligations hereunder, including without limitation Tenant’s obligation to pay Rent, shall continue up to and including the Early Termination Date. Landlord hereby agrees to keep Tenant reasonably apprised of any marketing efforts undertaken by Landlord with respect to the Premises throughout the Term of the Lease, which shall include providing Tenant with copies of any third-party lease proposals, letters of intent and marketing reports issued with respect to the Premises.

5. Tenant’s Option to Extend. Section 2.3 of the Lease is hereby amended by:

(a) deleting the words and numbers “fifteen (15) months” from the two places in which they appear in the third sentence of the first grammatical paragraph thereof, and by replacing them in both places with the words and numbers “twelve (12) months”;

(b) deleting the words and numbers “twelve (12) months” from the fifth sentence of the first grammatical paragraph thereof, and by replacing them with the words and numbers “ten (10) months”; and

(c) adding the following text at the end thereof: “Notwithstanding anything to the contrary set forth herein, if at the time of Tenant’s election to exercise either of its options to extend the Term of the Lease for an applicable Extension Term, Tenant does not satisfy the Financial Requirement (as defined below), Landlord shall have the right to require Tenant to provide Landlord with a security deposit in an amount equal to six (6) months’ of Annual Rent payable during such Extension Term, such deposit to be delivered to Landlord prior to and as a condition precedent to the effectiveness of such Extension Term, in the form of an irrevocable standby letter of credit in form and substance reasonably satisfactory to Landlord. For the purposes hereof, the term “Financial Requirement” shall mean that the total cash balance then being maintained by Tenant is equal to at least Twenty Million Dollars ($20,000,000.00). If Tenant is required to deliver a security deposit as a result of its failure to satisfy the Financial Requirement at the time of its election to extend the Term of the Lease as aforesaid, then Tenant shall be entitled to a return of such security deposit in the event that Tenant subsequently satisfies the Financial Requirement at any time during the remaining Term of the Lease. Conversely, if Tenant is not required to deliver a security deposit because it satisfied the Financial Requirement at the time of its election to extend the Term of the Lease, Tenant shall nonetheless be required to deliver such security deposit in the event that Tenant subsequently fails to satisfy the Financial Requirement at any time during the Term of the Lease. In order to effectuate the foregoing provision, Tenant shall provide Landlord with audited financial statements for Tenant both (i) at the time of Tenant’s election to exercise either of its options to extend the Term of the Lease for an applicable Extension Term, and (ii) within ninety (90) days following the expiration of each fiscal year of Tenant ending subsequent to the date on which Tenant first makes such election to exercise an extension option.”

6. Yield Up. Section 4.1(i) of the Lease is hereby amended by deleting the words and numbers “one hundred fifty percent (150%)” from the first sentence of the second grammatical paragraph thereof, and by replacing them with the words and numbers “two hundred percent (200%)”.

7. Landlord’s Access and Marketing Rights. Section 4.1(g) of the Lease is hereby amended by adding the following text at the end thereof: “Landlord’s access rights hereunder shall include the right to access the Premises from time to time during the Term of the Lease for marketing purposes, including (i) allowing prospective tenants, investors, buyers and lenders (collectively, “Landlord’s Invitees”) to perform due diligence activities on the Premises, and (ii) posting signs on the Land and/or the Building advertising the availability of space in the Premises, in each case (1) at Landlord’s sole cost and expense; (2) at reasonable frequency; and (3) subject in all respects to the terms and conditions set forth in this section. Any entry into the

Premises by Landlord or Landlord’s Invitees may not include invasive testing within the Premises, and Landlord shall use reasonable efforts during such periods of access to minimize interference with Tenant’s business operations. Notwithstanding anything contained in this Lease to the contrary, Landlord hereby agrees to indemnify and hold harmless Tenant from and against all claims, costs, damages, demands, actions, liabilities, expenses and causes of action (including, without limitation, reasonable attorney’s fees) arising out of or resulting from personal injury or property damage incurred by Tenant and caused by Landlord or Landlord’s Invitees during such periods of access. Landlord will provide Tenant with reasonable advance notice prior to each visit by Landlord’s Invitees.”

8. Deleted Lease Provisions. The Lease is hereby amended by deleting in their entirety (a) the third (3 rd) sentence of Section 4.1(c) (Tenant’s right to require Landlord to fund certain Capital Improvements); (b) Section 4.2(c)(ii) (Tenant’s right to request that Landlord fund certain Improvements and Tenant’s related right to purchase the Premises); (c) Section 8.13 (Tenant’s Right of First Sale Offer); and (d) the last sentence of the second grammatical paragraph of Section 4.1(i) (Tenant’s right to reduced holdover penalties upon prior notice to Landlord).

9. Approval of Tenant’s Bankruptcy Plan. The effectiveness of this Amendment is expressly subject to and conditioned upon the entry of an order by the United States Bankruptcy Court for the District of Delaware (the “Court”) confirming Tenant’s First Modified Joint Chapter 11 Plan of Reorganization, dated January 8, 2010, under Chapter 11 of the United States Bankruptcy Code (Case No. 09-14109) (the “Plan”), as such Plan may be hereafter modified, amended or superceded by Tenant, provided that no such modification, amendment or superceding plan shall adversely affect the rights of Landlord, and the prior or contemporaneous entry of an order approving the assumption of the Lease as modified by this Amendment (“Tenant’s Plan Approval”). Promptly following the execution of this Amendment by both parties, Tenant shall file with the Court a motion seeking approval of the assumption of the Lease as modified by this Amendment (an “Assumption Motion”), and shall use commercially reasonable efforts to obtain Tenant’s Plan Approval as expeditiously as is reasonably possible thereafter. In the event that Tenant does not promptly file an Assumption Motion and exercise commercially reasonable efforts to obtain Court approval thereof, then at Landlord’s election this Amendment shall be rendered void and without force or effect upon the delivery of written notice by Landlord to Tenant and the failure by Tenant to cure any such alleged act within seven (7) days following the delivery of such notice. In the event that Tenant is unable to obtain Tenant’s Plan Approval despite having exercised commercially reasonable efforts to do so, then at either party’s election this Amendment shall be rendered void and without force or effect upon the delivery of written notice by such party to the other party hereto.

10. HVAC System. Landlord and Tenant each hereby acknowledges that Tenant has encountered certain issues controlling the temperatures of various conference rooms, private offices and open spaces within the Premises. Exhibit A attached hereto sets forth a list of recommended repairs which, if performed, are reasonably anticipated to eliminate the aforementioned HVAC system issues occurring within the Premises (the “Recommended Repairs”). Tenant hereby agrees that Landlord shall not be responsible for performing the Recommended Repairs at any time. Landlord hereby agrees that Tenant shall not be responsible for performing the Recommended Repairs at any time. Except as otherwise expressly set forth above, nothing contained herein shall be deemed to limit or affect Tenant’s maintenance and repair obligations under the Lease, including without limitation pursuant to Section 4(c) thereof.

11. Governing Law. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts, and may only be amended in a writing signed by all the parties hereto. The invalidity of one or more of the provisions contained herein as amended hereby shall not affect the remaining provisions of the Lease, and if one or more of such provisions shall be declared invalid by final order, decree or judgment of a court of competent jurisdiction, the Lease shall be construed as if such invalid provision or provisions had not been included in the Lease.

12. Consistency. In the event that any provision of this Amendment is inconsistent with the Lease, this Amendment shall control.

13. Brokerage Representations. Landlord and Tenant each represents that it has not dealt with any broker in connection with this Amendment. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any loss, cost or expense (including reasonable attorneys fees) incurred as a result of its breach of the foregoing representation.

14. Ratification; Authority. Except as herein amended, the Lease shall remain in full force and effect in accordance with its terms. The parties each hereby confirm that the Lease is unmodified and in full force and effect and that, to the knowledge of Landlord or Tenant, as applicable, there are no existing defaults of the other under the Lease. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

15. Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[End of text on page. Signatures follow on next page.]

EXECUTED by authorized representatives of each of the parties hereto, as a sealed instrument as of the day and year first above written.

LANDLORD:

125 MIDDLESEX TURNPIKE, LLC

By:	Mohawk Partners II, LLC

	By:	/s/ H. Brune Levering, Jr.
	Name:	H. Brune Levering, Jr.
	Title:	Authorized Representative

TENANT:

GSI GROUP CORPORATION

By:	/s/ S. Edelstein
Name:	Sergio Edelstein
Title:	President, C.E.O.

JOINDER

The undersigned, GSI Group, Inc., being the Guarantor of Tenant’s obligations under the Lease pursuant to that certain Guarantee Agreement made as of November 2, 2007 (the “Guaranty”), hereby joins in the execution of this First Amendment to Lease (the “Amendment”) to acknowledge its consent to the terms of the Amendment, confirm that the obligations of Tenant pursuant to the Amendment are included among the obligations guaranteed by the undersigned pursuant to the Guaranty, and confirm and ratify the undersigned’s continuing obligations and liability under the Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the day and year first above written.

GUARANTOR:

GSI GROUP, INC.

By:	/s/ S. Edelstein
Name:	Sergio Edelstein
Title:	President, C.E.O.

EXHIBIT A

RECOMMENDED HVAC REPAIRS

Date:	November 2, 2009

From:	David Mathews

To:	Mark Meche AIA
Winter Street Architects

Ref: HVAC systems corrective action.

Dear, Mark

Please find below a list of action items that I feel need to be accomplished to bring the HVAC system into minimal working standards.

The most problematic areas are served by RTU-1, RTU-2, RTU-3, RTU-5, RTU-6, and RTU-14. For ease of future communication and reference we would like to use the RTU number then the area or room in which there is an issue.

1)	RTU-1 Proposed Action: Add one (1) new VAV box to the system to control the open cubicle area.

Scope: Provide and install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

2)	RTU-2 Proposed Action: Add two (2) new VAV boxes to the system to control the open cubicle area and the glassed in area outside offices 128-131.

Scope: Provide material and labor to install new VAV boxes and associated duct work as required. Air balance and set up of new VAV boxes. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

3)	RTU-3 Proposed Action: Air balance, control modifications.

Scope: Rebalance system and fan powered boxes as required to enhance area comfort levels. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

4)	RTU-5 Proposed Action: Add one (1) new VAV box to the system to control the open cubicle area.

Scope: Provide material and labor to install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

5)	RTU-6 Proposed Action: Add one (1) new VAV box to the system to control the receptionist and lobby area.

Scope: Provide material and labor to install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

6)	RTU-14 Proposed Action: Add one (1) new VAV box to the system to control the open cubicle area.

Scope: Provide material and labor to install new VAV box and associated duct work as required. Air balance and set up of new VAV box. Test air flow at all outlets. Check calibration of all space sensors, re-calibrate as required. Reconfigure/add controls to conform to the base intent of the existing modified systems as well as changes proposed here.

7)	BMS Proposed Action: Assessment of Building Management System.

Scope: Observe operation and capabilities of existing BMS system, FPT/VAV controllers and roof top unit controllers. Make recommendations based on observations and input from GSI facilities personnel.